Exhibit 1

Judicial Branch of the State of Rio de Janeiro

Trial Court

County of the Capital

Office of the 7th Corporate Court

Erasmo Braga Avenue, 115 Lna Central – Zip Code 20020-903 Centro – Rio de Janeiro, RJ – Telephone: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

Action No. 0203711-65.2016.8.19.0001

Subject: Judicial Reorganization – Judicial Reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested Party: PROCURADORIA FEDERAL BEFORE ANATEL

Interested Party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial Administrator: LEGAL FIRM ARNOLDO WALD

Interested Party: CHINA DEVELOPMENT BANK CORPORATION

Interested Party: GLOBONET CABOS SUBMARINOS S.A.

Interested Party: PRICEWATERHOUSE COOPERS ASSESSORIA EMPRESARIAL

Legal Representative: JOSE MAURO FERNANDES BRAGA JÚNIOR

Interested Party: GOLDENTREE DISTRESSED FUND 2014 LP E OUTROS

Interested Party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉNICA LTDA

Interested Party: MAZZINI ADMINISTRAÇÃO LTDA

Interested Party: TIM CELULAR S.A. AND OTHER

Interested Party: JEAN LEON MARCEL GRONEWEGEN

Interested Party: THE BANK OF NEW YORK MELLON S.A.

In the present date I send the case to the appreciation of

Honorable Judge Ricardo Lafayette Campos

As of January 25, 2018

Order

As determined in pgs. 254.975/255.001 one of OI’s shareholders, Bratel S.A.R.L., opposes the approval of OI’s judicial reorganization plan approved by the creditors in the general assembly held on December 19, 2017, claiming that the rights of hundreds of thousands of shareholders of the company have not been protected and arguing that the acts undertaken by the Officers of the company supersede the prerogatives of the Shareholders’ General Assembly and of the Board of Directors, violating provisions of the Brazilian Corporation Act.

In addition to that, Bratel informs that an Extraordinary General Assembly of the recovering entity was called for February 7th, 2018 and therefore demands a partial reconsideration of the decision that resulted in the approval of the judicial reorganization plan, suggesting the amendment of a few clauses together with the suspension of their effectiveness until the aforementioned Extraordinary General Assembly takes place.

Judicial Branch of the State of Rio de Janeiro

Trial Court

County of the Capital

Office of the 7th Corporate Court

Erasmo Braga Avenue, 115 Lna Central – Zip Code 20020-903 Centro – Rio de Janeiro, RJ – Telephone: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

After becoming aware of Bratel’s intention, some creditors spontaneously came into court seeking to defend the judicial reorganization plan approved in court, highlighting that the minority shareholders are pursuing exclusively their own interests and that such attitude jeopardizes a successful reorganization.

Fair enough. From what it can be understood from the reconsideration request sought by the shareholder Bratel, the crucial point is the governance decision made by the tenured judge, now that the minority shareholder understands that the acts undertaken by the Officers would be superseding the powers of the deliberative organs of the company.

Nevertheless, there is no record in the files of any modification in the referred decision, neither by the Judge who made it, nor on appeal. Moreover, the judicial reorganization plan was approved by the majority vote of creditors and the decision approving it has been dully discussed and has reaffirmed the correctness of the decision granted to the President of the OI Group for the prerogative and responsibility to negotiate along with the creditors a plan that met the interests of the collective.

Finally, as if this were not enough, relevant creditors of this judicial reorganization when becoming aware of Bratel’s intention spontaneously came into court (pages 255.388 and 255.563/255.578) demanding the denial of the request regarding the partial reconsideration of the decision that approved the judicial reorganization plan. All things considered, based on the arguments above I deny the Plaintiff’s claim and uphold the decision set forth on pages 254.741/254.756 based on its own grounds.

In addition, I determine:

1)                  Pages 255.134/255.135 and 255.192/255.194 – I determine the assessment of the motions and of the documents that instruct them as a mechanism of identification of the bondholders. Write down where applicable, giving the Judicial administrator prompt notice;

2)                  Pages 255.131 (Anatel’s petition) – Give notice to the company in judicial reorganization and to the Judicial Administrator;

3)                  Pages 255.039/255.40 – (Federal Treasury’s petition) – Considering the communication of the appeal, I maintain the decision aggravated by its own grounds. Wait for the arrival of the request for information or communication about the eventual attribution of suspensive effect to the appeal;

4)                  Pages 255.033/255.034 (Wilson Estevam Pereira and other’s petition) – The Judicial Administrator must present itself;

5)                  Pages 255.602/255.617 – 8th Civil Chamber Office – Comply with the monocratic decision;

6)                  Pages 255.618/255.619 – Office of the Judicial Court of the County of Feliz (RS) – It is settled in the Superior Court of Justice by means of decisions made in conflicts of competence (CC.145,089/MT and 146.657/SP and Appeal on CC 149.827), that it is incumbent upon the judge of the judicial reorganization to take cognizance and determine as to the possibility of acts of judicial constriction over the equity of corporations under judicial reorganization. The reason being that, it is the Judge’s better understanding that will prevent acts that could potentially harm the already precarious assets of these corporations and that, as a result, could derail its reorganization. In fact, considering that the outstanding debts are subject to the judicial reorganization regime, given that it is due to a procedure initiated prior to its distribution (06/20/1016), its satisfaction must occur within the insolvency regime, under penalty of a breach of pars conditio creditorum, reason why I deny the writ of execution requested. Make it public;

Judicial Branch of the State of Rio de Janeiro

Trial Court

County of the Capital

Office of the 7th Corporate Court

Erasmo Braga Avenue, 115 Lna Central – Zip Code 20020-903 Centro – Rio de Janeiro, RJ – Telephone: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

7)                  Writ of execution in the content of pages 254.947 – Situation is identical to item “6” above, reason why I deny based on the same grounds~;

8)                  In response to the official letter of the 2nd Court of the Judiciary System – Itabuna (BA), be informed that the term of suspensions of actions and executions in face of the company being reorganized (article 6 of the Law of Fiscal Responsibility) ceased on December 19, 2017 with the creditors’ general assembly and, pursuant to the executions with deposits already carried out, the guidelines provided in the decision set forth in pages 89.158 – which copies must be forwarded - must be complied with;

9)                  The interested parties must assess the monthly report of activities of the Judicial Administrator (pages 255.279/255.316);

10)               Considering that the decision that approved the judicial reorganization plan has remained fully in force, there is nothing to be provided for in relation to the petitions set forth in pages 255.317/255.338 and 255.563/255.578.

Rio de Janeiro, January 25, 2018

Ricardo Lafayette Campos – Honorable Judge